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                                                       MERRILL LYNCH & CO.
                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1305
[LOGO OF MERRILL LYNCH APPEARS HERE]

                          OFFER TO PURCHASE FOR CASH

                                     UP TO

                             813,190 COMMON SHARES

                                      OF

                          RENAISSANCERE HOLDINGS LTD.

                                      AT

                             $34.50 NET PER SHARE

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  THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
  12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 1997, UNLESS THE
  OFFER IS EXTENDED.
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                                                              December 23, 1996

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by RENAISSANCERE HOLDINGS LTD., a Bermuda company (the "Company"), to act as the Dealer Manager in connection with its offer to purchase for cancellation up to 813,190 of its Common Shares, par value $1.00 per share (such shares, together with all other outstanding Common Shares of the Company, the "Shares"), at a price of $34.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 10 OF THE OFFER TO PURCHASE.

  Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

    1. The Offer to Purchase, dated December 23, 1996;

    2. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

    3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;
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    4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 1997, UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any Agent's Message (as defined in the Offer to Purchase), or other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 4 of the Offer to Purchase.

  The Company will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  Any questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Merrill Lynch & Co.

Enclosures

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 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
 OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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